SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported: October 28, 2003

Nuvelo, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-22873	36-3855489

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

675 Almanor Avenue, Sunnyvale, California 94085

(Address of Principal Executive Offices) (Zip Code)

(408) 215-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. Other Events.

     On October 28, 2003, Nuvelo, Inc. (Nuvelo), its landlord, 205 Broadway Realty Trust (Landlord), and Idenix Pharmaceuticals, Inc. (Idenix) entered into an assignment and assumption of lease agreement for the building located at 60 Hampshire Street in Cambridge, Massachusetts. This building was previously occupied by Variagenics, Inc., which merged, with Hyseq Pharmaceuticals, Inc. on January 31, 2003 forming Nuvelo. This assignment and assumption of lease agreement releases Nuvelo from any future obligations for this facility effective immediately, resulting in a net cash savings of approximately $4.4 million over the original term of the lease that was due to terminate on May 31, 2008.

     This agreement provides that (1) Nuvelo will pay a $1.5 million allowance for tenant improvements to Idenix by assigning its existing $1.5 million stand by letter of credit, classified as restricted cash, to an escrow agent (2) requires that Nuvelo decommission the building and (3) provide a bill of sale to Idenix for certain furniture, fixtures and equipment that will remain in the building.

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c) Exhibits.

     The following exhibits are filed with this Form 8-K:

     99.1 Press Release dated October 30, 2003.

ITEM 12. Results of Operations and Financial Condition.

     On October 30, 2003, we issued a press release, which sets forth our results of operations for the quarter ended September 30, 2003. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

     The information in this Current Report on Form 8-K, including Exhibit 99.1, is furnished pursuant to Item 12 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and is not incorporated by reference into any filing of the company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuvelo, Inc. (Registrant)

	By:	/s/ Peter S. Garcia

Peter S. Garcia
Senior Vice President and Chief Financial Officer
Dated: October 30, 2003

Exhibit Index

Exhibit
Number	Description

99.1	Press Release dated September 30, 2003.